Exhibit 99.1

SunHydrogen Announces $10M Strategic Investment in Norway-Based TECO 2030 ASA

SANTA BARBARA, CA, Nov. 15, 2022 (GLOBE NEWSWIRE) — SunHydrogen, Inc. (OTC: HYSR), the developer of a breakthrough technology to produce renewable hydrogen using sunlight and water, today announced that it has invested $10M in TECO 2030 ASA (Oslo Stock Exchange: TECO, OTCQX: TECFF).

A Norway-based company, TECO 2030 is the developer of zero-emission technology for the maritime and heavy industry sectors. TECO 2030 is currently accelerating the transition to renewable fuels by developing and building Europe’s first gigafactory of hydrogen PEM fuel cell stacks for medium to heavy-duty trucks and PEM fuel cell modules for maritime applications.

Most recently, TECO 2030, Shell, and additional partners received €5 million in funding from Horizon Europe to realize the HyEkoTank, a hydrogen powered tanker that will look to lead the maritime shipping sector in achieving climate targets set by the European Union.

Additionally, earlier this year TECO 2030 announced a new collaboration with their longtime development partner AVL in which TECO 2030 will provide fuel cell stacks with energy capacities above 300kW for AVL’s HyTruck fuel cell system.

“Over the past year, we have considered many companies in the hydrogen space for strategic investment,” said SunHydrogen’s CEO Tim Young. “We believe TECO 2030’s fuel cell technology, designed with their development partner AVL, has shown incredible potential to become a key player in the fuel cell market.”

“In addition to our commitment to developing our nanoparticle technology, SunHydrogen is in parallel committed to enabling the green hydrogen economy,” Mr. Young continued. “Through our cooperation with TECO 2030, we believe our companies can make a significant impact in a fast-growing market that Goldman Sachs estimates to be worth $12 trillion by 2050.”

SunHydrogen’s $10M total strategic investment is in two parts. The first is a $7M direct investment for shares equal to 9.3% of TECO 2030. The second is a $3M convertible note at 8% interest that will be convertible into 6.1 million shares at 5.08 Norwegian Krone per share.

Following the investment, SunHydrogen shall designate a director to serve on TECO 2030’s board of directors. As part of the investment, the two parties agree to pursue a potential business combination and an up-listing onto a US stock exchange will be explored.

“This strategic investment by SunHydrogen will give us more visibility and a strong strategic partner in the US which has very ambitious hydrogen plans,” said TECO 2030’s CEO Tore Enger. “I am looking forward to cooperating with SunHydrogen on our mission toward zero emission fuel cell projects.”

About SunHydrogen, Inc.

SunHydrogen is developing a breakthrough, low-cost technology to make renewable hydrogen using sunlight and any source of water, including seawater and wastewater. The only byproduct of hydrogen fuel is pure water, unlike hydrocarbon fuels such as oil, coal and natural gas that release carbon dioxide and other contaminants into the atmosphere when used. By optimizing the science of water electrolysis at the nano-level, our low-cost nanoparticles mimic photosynthesis to efficiently use sunlight to separate hydrogen from water, ultimately producing environmentally friendly renewable hydrogen. Using our low-cost method to produce renewable hydrogen, we intend to enable a world of distributed hydrogen production for renewable electricity and hydrogen fuel cell vehicles. To learn more about SunHydrogen, please visit our website at www.SunHydrogen.com.

About TECO 2030

TECO 2030 is a Norway-based cleantech company developing zero-emission technology for the maritime and heavy industry sectors. They are developing PEM hydrogen fuel cell stacks and PEM hydrogen fuel cell modules that enable ships and other heavy-duty applications to become emission-free. The company is listed on Euronext Growth on the Oslo Stock Exchange under the ticker TECO, and in New York on the OTCQX under the ticker TECFF. TECO 2030 is a spinoff of TECO Maritime Group, a group that has provided technology and services to the global shipping industry since 1994. For more information, please visit www.teco2030.no.

Safe Harbor Statement

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein, and while expected, there is no guarantee that we will realize a return on our investment in TECO 2030 or that we will be able to consummate a business combination with TECO 2030 and successfully up-list to a national exchange. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties and other factors, known and unknown, including the risk factors described from time to time in the Company’s reports to the Securities and Exchange Commission. The forward-looking statements contained herein are applicable only as of the date on which they are made, and the Company does not assume any obligation to update any forward-looking statements.

Press Contact:

info@sunhydrogen.com